UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014 (September 1, 2014)

WRIGHT MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35823	13-4088127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1023 Cherry Road, Memphis, Tennessee	38117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 867-9971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed by Wright Medical Group, Inc. (the “Company”) on December 27, 2013, the Company received written notice on December 20, 2013 from Novartis Vaccines and Diagnostics, Inc. (“Novartis”) of its intent to terminate the Amended and Restated Manufacturing and Supply Agreement by and between BioMimetic Therapeutics Inc. (“BMTI”) and Novartis dated as of December 1, 2009, as amended (the “Agreement”). In connection with the termination of the Agreement, on September 1, 2014, BioMimetic Therapeutics, LLC, the successor by merger to BMTI (“BMT”), and Novartis entered into a Third Amendment to the Agreement (the “Amendment”) and a Technology Transfer Agreement (the “Transfer Agreement”). The Amendment provides for the final purchase by BMT of purified bulk recombinant human platelet-derived growth factor (“rhPDGF-BB”) from Novartis and documents the previously disclosed termination. The Transfer Agreement provides for the transfer of certain technologies from Novartis which are necessary for BMT or a third party manufacturer to produce rhPDGF-BB.

In connection with the Amendment and Transfer Agreement, on September 1, 2014, BMT and Luitpold Pharmaceuticals, Inc. (“Luitpold”) entered into two separate amendments to the Supply Agreement, dated as of January 4, 2008, as amended, by and between Luitpold and BMTI (the “Supply Agreement”). Amendment No. 2 to the Supply Agreement (“Amendment No. 2”) provides for the purchase by Luitpold of a portion of the rhPDGF-BB purchased by BMT from Novartis, subject to BMT’s repurchase rights and obligations. Amendment No. 3 to the Supply Agreement (“Amendment No. 3”) provides for the reimbursement by Luitpold of certain costs incurred by BMT in connection with the transfer of certain technologies necessary to produce rhPDGF-BB from Novartis to BMT or a third party manufacturer.

The foregoing descriptions of the Amendment, the Transfer Agreement, Amendment No. 2 and Amendment No. 3 do not purport to be complete and are qualified in their entirety by reference to the Amendment, the Transfer Agreement, Amendment No. 2 and Amendment No. 3, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2014

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry
Lance A. Berry
Senior Vice President & Chief Financial Officer